Exhibit 10.8

CIVISTA BANCSHARES, INC.
2014 INCENTIVE PLAN

Restricted Stock Award Agreement

Grant Date:	February 20, 2018
Dates Vested:	January 2, 2019 as to 33-1/3% of the Shares January 2, 2020 as to 33-1/3% of the Shares January 2, 2021 as to 33-1/3% of the Shares

THIS AGREEMENT (the “Agreement”), made effective as of February 20, 2018 (the “Grant Date”), between CIVISTA BANCSHARES, INC., formerly known as First Citizens Banc Corp., an Ohio corporation (“Civista”) for itself and its Subsidiaries, and _________________, an Employee (the “Participant”), is made pursuant to and subject to the provisions of the Civista Bancshares, Inc. 2014 Incentive Plan, as it may be amended and/or restated (the “Plan”).

RECITALS:

Civista desires to carry out the purposes of the Plan by affording the Participant an opportunity to acquire shares of Civista Common Stock as hereinafter provided.

In consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.Incorporation of Plan.  The rights and duties of Civista and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference.  In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern.  Unless otherwise provided herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.

2.Grant of Restricted Stock.

(a)Subject to the terms of this Agreement and the Plan, Civista hereby grants the Participant a Restricted Stock Award (the “Award”) consisting of ____ whole shares of Common Stock (the “Shares”).  The “Restriction Period” is the period beginning on the Grant Date and ending on such date or dates, and satisfaction of such conditions, as described in Section 3 and Section 4 herein (the lapse of restrictions on the Shares shall be referred to as “Vest”, “Vested”, and “Vesting”, and the date Vesting occurs shall be referred to as a “Vesting Date”).

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(b)The Shares covered by this Award shall be represented by uncertificated shares designated for the Participant in book-entry form on the records of Civista’s transfer agent, subject to the restrictions set forth in this Agreement.

(c)Any book-entry uncertificated shares evidencing such Shares shall be held in custody by Civista or, if specified by the Committee, with a custodian or trustee, until the restrictions thereon shall have lapsed.  As a condition of this Award and if requested by Civista, the Participant shall deliver a stock power, duly endorsed in blank, relating to any Shares covered by this Award.

3.Service Condition Vesting of Award.  The Committee has sole authority to determine whether and to what degree the Award has Vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.  Subject to the terms of the Plan and the Agreement (including but not limited to the provisions of Section 4 and Section 5 herein), the Award shall Vest based upon the service of the Participant to Civista and its Subsidiaries on a year by year basis as follows:

Shares	Vesting Date

33 1/3%	January 2, 2019
33 1/3%	January 2, 2020
33 1/3%	January 2, 2021

Notwithstanding the foregoing or the Participant’s satisfaction of the Participant’s service condition, the portion of the Award that is not Vested may also be forfeited, in whole or in part, for adverse performance situations that occur as determined by the Committee, including, without limitation, the Participant’s violation of policies and procedures, improper analysis of risks, or failure to sufficiently raise concerns about risks where material adverse impact to the business unit occurs or reasonably can be expected to occur.  The determination of whether an adverse performance situation occurred, or is expected to occur, and the forfeiture resulting therefrom shall be made by the Committee (or its designee, to the extent permitted under the Plan), and its determination shall be final and conclusive.

4.Termination of Employment; Forfeiture of Award; Effect of Change in Control.

(a)Except as may be otherwise provided in Section 4(b) of this Agreement, in the event that the employment of the Participant with Civista or a Subsidiary terminates for any reason and the Award has not Vested pursuant to Section 3, then the Award, to the extent not Vested as of the Participant’s termination of employment date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award or the Shares underlying the Award.  The Committee (or its designee, to the extent permitted under the Plan) shall have sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment.  The Participant expressly acknowledges and agrees that, except as otherwise provided herein, the termination of the Participant’s employment shall result in forfeiture of the Award and the underlying Shares to the extent the Award has not Vested as of the Participant’s termination of employment date.  As used in this Agreement, the phrase “termination of employment” means a Separation from Service.

(b)Notwithstanding the provisions of Section 3 and Section 4(a), the following provisions shall apply if any of the following shall occur prior to the full Vesting of the Award:

(i)	Death. In the event that the Participant dies, the Award shall become fully Vested as of the date of death without regard to the Vesting schedule set forth in Section 3 herein.
(ii)

Change in Control.  In the event that there is a Change in Control subsequent to the Grant Date, the Award shall become fully Vested as of the effective date of such Change in Control without regard to the Vesting schedule set forth in Section 3 herein.

(iii)

Retirement.  In the event that the Participant terminates employment due to Retirement subsequent to the Grant Date, the Award shall become fully Vested upon the Participant’s date of Retirement.  As used herein, the term “Retirement” means the Participant’s termination of employment with Civista or its Subsidiaries on or after the Participant attains age sixty-two (62).

5.Voting and Dividend Rights; Distribution of Shares Following Lapse of Restrictions.

(a)During the period in which the restrictions provided herein are applicable to the Common Stock covered by this Award, the Participant shall have the right to vote such Shares and to receive any cash dividends paid with respect to such Shares.  Any dividend or distribution payable with respect to the Shares covered by this Award that shall be paid in shares of Common Stock shall be subject to the same restrictions provided for herein.  Any dividend or distribution (other than cash or Common Stock) payable on Shares covered by this Award, and any consideration receivable for or in conversion of or exchange for the Shares covered by this Award, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Agreement or with such modifications thereof as the Committee may provide in its sole discretion.

(b)Upon the expiration of the restrictions provided in this Agreement as to any portion of the Shares covered by this Award, Civista in its sole discretion will provide book-entry uncertificated shares designated for the Participant (or, in the case of his death after Vesting, provide book-entry uncertificated shares designated for Participant’s legal representative, beneficiary or heir) on the records of Civista’s transfer agent free of the restriction regarding transferability; provided, however, that Civista shall not be obligated to issue any fractional shares of Common Stock.

6.No Right to Continued Employment or Service.  Neither the Plan, the grant of the Award, nor any other action related to the Plan shall confer upon the Participant any right to continue in the employment or service of Civista or a Subsidiary or affect in any way with the right of Civista or a Subsidiary to terminate the Participant’s employment or service at any time.  Except as otherwise expressly provided in the Plan or this Agreement or as determined by the Committee, all rights of the Participant with respect to the Award shall terminate upon termination of the employment of the Participant with Civista or a Subsidiary.  The grant of the Award does not create any obligation on the part of Civista or a Subsidiary to grant any further Awards.

7.Nontransferability of Award and Shares.  This Award and the Shares issued with respect to this Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession.  The designation of a beneficiary in accordance with Plan procedures does not constitute a transfer; provided, however, that unless disclaimer provisions are specifically included in a beneficiary designation form accepted by the Committee, no beneficiary of the Participant may disclaim the Award.  The Participant shall not sell, transfer, assign, pledge or otherwise encumber the Shares subject to the Award until such Shares are Vested.

8.Superseding Agreement; Binding Effect.  This Agreement supersedes any statements, representations or agreements of Civista with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements.  This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Participant and Civista or a Subsidiary, including, but not limited to, any restrictive covenants contained in such agreements.

9.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of law, and in accordance with applicable United States federal laws.

10.Amendment and Termination; Waiver.  Subject to the terms of the Plan, this Agreement may be amended or terminated only by the written agreement of the parties hereto.  The waiver by Civista of a breach of any provision of the Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.  Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and this Agreement (without Participant consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to federal securities laws), and the Participant hereby consents to any such amendments to the Plan and this Agreement.

11.Shares; Rights as Shareholder.  The Participant and the Participant’s legal representatives, legatees or distributees shall not be deemed to be the holder of any Shares subject to the Award and shall not have any voting rights, dividend rights or other rights of a shareholder , except for the voting rights and dividend rights specified in Section 5(a) of this Agreement, unless and until evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account, have been issued to the Participant or to them and Vesting has occurred.  Notwithstanding the foregoing, the Committee may require that (i) the Participant deliver an instrument reflecting ownership of the Shares to the Committee or its designee to be held in escrow, and/or (ii) as provided in Section 2(c) herein, the Participant deliver to Civista a stock power, endorsed in blank (or similar instrument), relating to the Shares subject to the Award which are subject to forfeiture.  Such instrument shall be held by Civista until the Shares Vest (in which case the Shares will be released to the Participant) or are forfeited (in which case the Shares shall be returned to Civista), subject to the terms of this Agreement.

12.Withholding; Tax Matters; Fees.

(a)Civista or its agent shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from the Shares issued pursuant to the Award.  The number of Shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to the amount of such obligations being satisfied.  Prior to the Vesting of an Award, in accordance with procedures established by the Committee, the Participant may arrange to pay all applicable withholding taxes in cash.

(i)

In General.  Civista has made no warranties or representations to the Participant with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance, transfer or disposition of Shares (or any other benefit) pursuant to the Award, and the Participant is in no manner relying on Civista or its representatives for an assessment of such tax consequences.  The Participant acknowledges that there may be adverse tax consequences with respect to the Award (including but not limited to the acquisition or disposition of the Shares subject to the Award) and that the Participant should consult a tax advisor prior to such acquisition or disposition.  The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant, and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof.  The Participant also acknowledges that Civista has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

(ii)	Election Under Section 83(b) of the Code.
(A)

The Participant understands that Section 83 of the Code taxes as ordinary income the Fair Market Value of the Shares as of the date on which the Shares are “substantially Vested,” within the meaning of Code Section 83.  In this context, “substantially Vested” means that the restrictions on such Shares have lapsed and are Vested.  The Participant understands that he may elect to have his taxable income determined at the time he acquires the Shares rather than when and as the restrictions on the Shares lapse by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than thirty (30) days after the Grant Date.  The Participant understands that failure to make a timely filing under Code Section 83(b) will result in his recognition of ordinary income, as the restrictions on the Shares lapse, on the Fair Market Value of the Shares at the time such restrictions lapse.  The Participant further understands, however, that if Shares with respect to which an election under Code Section 83(b) has been made are forfeited, such forfeiture will be treated as a sale on which there is realized a loss equal to the excess (if any) of the amount paid (if any) by the Participant for the forfeited Shares over the amount realized (if any upon their forfeiture).  If the Participant has paid nothing for the forfeited Shares and has received no payment upon their forfeiture, the Participant understands that he will be unable to recognize any loss on the forfeiture of the Shares even though the Participant incurred a tax liability by making an election under Code Section 83(b).

(B)

The Participant understands that he should consult with his tax advisor regarding the advisability of filing with the Internal Revenue Service an election under Section 83(b) of the Code, which must be filed no later than thirty (30) days after the Grant Date of the Shares pursuant to this Agreement.  Failure to file an election under Code Section 83(b), if appropriate, may result in adverse tax consequences to the Participant.  The Participant acknowledges that he has been advised to consult with a tax advisor regarding the tax consequences to the Participant of the acquisition of Shares hereunder.  ANY ELECTION UNDER CODE SECTION 83(b) THE PARTICIPANT WISHES TO MAKE MUST BE FILED NO LATER THAN 30 DAYS AFTER THE GRANT DATE.  THIS TIME PERIOD CANNOT BE EXTENDED.  THE PARTICIPANT ACKNOWLEDGES THAT TIMELY FILING OF A CODE SECTION 83(b) ELECTION IS THE PARTICIPANT’S SOLE RESPONSIBILITY, EVEN IF THE PARTICIPANT REQUESTS CIVISTA OR ITS REPRESENTATIVE TO FILE SUCH ELECTION ON HIS BEHALF.

(C)	The Participant will notify Civista in writing, in a form and manner prescribed by Civista, within thirty (30) days if the Participant files an election pursuant to Section 83(b) of the Code.

(b)All third party fees relating to the release, delivery, or transfer of the Award or Shares shall be paid by the Participant or other recipient.  To the extent the Participant or other recipient is entitled to any cash payment from Civista or any of its Subsidiaries, the Participant hereby authorizes the deduction of such fees from such payment(s) without further action or authorization of the Participant or other recipient; and to the extent the Participant or other recipient is not entitled to any such payments, the Participant or other recipient shall pay Civista or its designee an amount equal to such fees immediately upon the third party’s charge of such fees.

13.Administration.  The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as are provided in the Plan.  Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on the parties hereto.

14.Notices.  Any and all notices under this Agreement shall be in writing and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of Civista, to 100 East Water Street, Sandusky, Ohio 44870, Attention:  James E McGookey, General Counsel/Corporate Secretary, and in the case of the Participant, to the last known address of the Participant as reflected in Civista’s records.

15.Severability.  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

16.Compliance with Laws; Restrictions on Award and Shares.  Civista may impose such restrictions on the Award and the Shares or other benefits underlying the Award as it may deem advisable, including without limitation restrictions under the federal securities laws, federal tax laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such Award or Shares.  Notwithstanding any other provision in the Plan or this Agreement to the contrary, Civista shall not be obligated to issue, deliver or transfer any shares of Common Stock, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Exchange Act).  Civista may cause a restrictive legend or legends to be placed on any certificate for Shares issued pursuant to the Award (or other evidence of Common Stock ownership, including, without limitation, a direct registration system book-entry account) in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

17.Successors and Assigns.  Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the Participant and the Participant’s executors, administrators and beneficiaries, and Civista and its successors and assigns.

18.Counterparts; Further Instruments.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

19.Right of Offset.  Notwithstanding any other provision of the Plan or this Agreement, subject to any applicable laws to the contrary, Civista may reduce the amount of any benefit or payment otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to Civista or a Subsidiary that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction.

20.Adjustment of Award.  Notwithstanding anything contained in the Plan or elsewhere in this Agreement to the contrary, (i) the Committee, in order to comply with applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) and any risk management requirements and/or policies adopted by Civista, retains the right at all times to decrease or terminate the Award and payments under the Plan, and any and all amounts payable under the Plan or paid under the Plan shall be subject to clawback, forfeiture, and reduction to the extent determined by the Committee as necessary to comply with applicable law and/or policies adopted by Civista; and (ii) in the event any legislation, regulation(s), or formal or informal guidance require(s) any compensation payable under the Plan (including, without limitation, the Award) to be deferred, reduced, eliminated, or subjected to Vesting, the Award shall be deferred, reduced, eliminated, paid in a different form, or subjected to Vesting or other restrictions as, and solely to the extent, required by such legislation, regulation(s), or formal or informal guidance.

21.Award Conditions.

(a)Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that either (i) the Committee or the Board of Governors of the Federal Reserve System determines that any change to the Plan and/or this Agreement is required, necessary, advisable, or deemed appropriate to improve the risk sensitivity of the Award, whether by (a) adjusting the Award quantitatively or judgmentally based on the risk the Participant’s activities pose to Civista or a Subsidiary; (b) extending the Restriction Period for determining the Award; (c) extending the Restriction Period and adjusting for actual losses or other performance issues; or (d) otherwise as required by the Committee or the Federal Reserve System; or (ii) the Committee or the United States government (including, without limiting any agency thereof) determines that any change to the Plan and/or this Agreement is required, necessary, advisable, or deemed appropriate to comply with any applicable law, regulation, or requirement; then this Agreement and/or the Award shall be automatically amended to incorporate such change, without further action of the Participant, and the Committee shall provide the Participant notice thereof.

(b)Notwithstanding anything contained in the Plan or this Agreement to the contrary, to the extent that either the Committee or the United States government (including, without limitation, any agency thereof) determines that the Award granted to the Participant pursuant to this Agreement is prohibited or substantially restricted by, or subjects Civista or a Subsidiary to any adverse tax consequences that Civista or a Subsidiary is not otherwise subject to on the Grant Date because of, any current or future United States law, any rule, regulation, or other authority, then this Agreement shall automatically terminate effective as of the Grant Date and the Award shall automatically be cancelled as of the Grant Date without further action on the part of the Committee or the Participant and without any compensation to the Participant for such termination and cancellation.  The Committee agrees to provide notice to the Participant of any such termination and cancellation.

22.Excess Parachute Payment Limitation.  Notwithstanding any other provision of this Agreement, if the sum of the value of the Vesting of the Award and payments to the Participant described in this Agreement and in any other agreement, program, or plan between the Participant and Civista or any of its Subsidiaries attributable to the same Change in Control constitute "excess parachute payments" (as defined in Section 280G(b)(1) of the Code) the Civista shall reduce the amounts otherwise payable to the Participant under this Agreement so that the Participant's total "parachute payment" (as defined in Code Section 280G(b)(2)(A)) under this Agreement and any other agreements, programs, or plans shall be One Thousand Dollars ($1,000) less than the amount that would be an "excess parachute payment."

IN WITNESS WHEREOF, Civista and the Participant have entered into this Agreement effective as of the Grant Date, but on the actual dates below.

CIVISTA BANCSHARES, INC.

By:
Title:
Date:

PARTICIPANT

Signature
Printed Name:

Address:

Date: